EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in registration statements (Form S-8 No. 333-66430, No. 333-100794, No. 333-96615, No. 333-145432, No. 333-161745 and No. 333-186683) for SpartanNash Company of our report dated June 5, 2018, relating to the statements of net assets available for benefits of SpartanNash Company Savings Plus Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related December 31, 2017 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of SpartanNash Company Savings Plus Plan for the year ended December 31, 2017.

/s/ Rehmann Robson LLC
REHMANN ROBSON LLC

Grand Rapids, Michigan
June 6, 2018